AMENDMENT NO. 3
TO
BURLINGTON RESOURCES INC.
2001 PERFORMANCE SHARE UNIT PLAN

The Burlington Resources Inc. 2001 Performance Share Unit Plan (the “Plan”) is hereby amended as follows:

1.    Section 2.1(d) of the Plan is amended, effective as of the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among Burlington Resources Inc., ConocoPhillips and Cello Acquisition Corp. (the “Effective Time”), to read as follows:

“(d)  Common Stock means the common stock of the Company, par value $.01 per share, or such other classes of shares or other securities as may be applicable pursuant to the provisions of Section 5.2 (except as otherwise provided in Section 7.8).”

2.    Section 7.2 of the Plan is amended, effective as of January 1, 2005, to add the following at the end thereof:

“Anything in this Plan to the contrary notwithstanding, any deferrals with respect to Units vesting after December 31, 2004 shall be made pursuant to an election under the Burlington Resources Inc. 2005 Deferred Compensation Plan, and such deferrals shall be governed by the provisions of the Burlington Resources Inc. 2005 Deferred Compensation Plan rather than Sections 7.3 through 7.6 of this Plan or any other provisions of this Plan relating to deferrals; provided, however, that Section 7.7 shall nevertheless apply to deferrals with respect to Units vesting after December 3l, 2004 subject to the following modifications: (i) the term “Change in Control” shall mean a “change in the ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, and (ii) the election described in Section 7.7 to defer distribution until retirement, death, Permanent Disability, resignation or termination of employment will not be available.”

3.    Section 7.3 of the Plan is amended, effective as of the Effective Time, to read as follows:

“7.3  Memorandum Account. The Company shall establish a ledger account (the “Memorandum Account”) for each Participant who has elected to defer a payment pursuant to Section 7.2. Except as provided in Section 7.4, interest shall accrue on the deferred payment to the date of distribution, and shall be credited to the Memorandum Account as of such Valuation Dates as shall be established by the Management Committee (the deferred payment plus credited interest under the Memorandum Account being the “Interest Account”). The Management Committee shall determine, in its sole discretion, the rate of interest to be credited periodically to the Interest Accounts; provided, however, that in no event may the interest rate be less than the Moody’s Long-Term Corporate Bond

Yield Average (as it may be adjusted from time to time); and, provided, further, that the Plan may not be amended to reduce or eliminate this minimum rate of interest.”

4.    Section 7.4 of the Plan is amended, effective as of the Effective Time, to read as follows:

“7.4  Investment of Accounts. In lieu of investing in the Interest Account, a Participant may elect that all or a specified percentage of his or her deferred payment be credited to the Company Stock Account (as defined below), the S&P Account (as defined below), or in any combination of the Interest Account, Company Stock Account and/or S&P Account as elected by the Participant. The Management Committee (or the Plan Administrator, as the case may be) shall establish a separate subaccount(s) for such Participant under his or her Memorandum Account, which shall be credited (i) with respect to the Company Stock Account, with whole and fractional phantom shares of Common Stock (“Phantom Stock”) as of the applicable date, and with phantom dividends with respect to the credited Phantom Stock, which shall be credited as being reinvested in additional shares of Phantom Stock (such credited shares of Phantom Stock being the “Company Stock Account”) and (ii) with respect to the S&P Account, with whole and fractional phantom units in a Standard & Poor’s 500 Composite Stock Price Index fund (or by reference to a mutual fund selected by the Management Committee that tracks such index as of the applicable date) and with any phantom distributions of such credited S&P units, which shall be credited as being reinvested in additional phantom S&P units (such credited phantom S&P units being the “S&P Account”). All credits to the Company Stock Account resulting from an initial investment of deferred amounts shall be based on a value equal to 75 percent of the Fair Market Value per share of the Common Stock on the applicable Valuation Date. All credits to the Company Stock Account resulting from a reinvestment of amounts previously invested in the Interest Account or the S&P Account or resulting from a reinvestment of phantom dividends shall be made based on a value equal to 100% of the Fair Market Value per share of the Common Stock on the applicable Valuation Date.

Each Participant who has a Memorandum Account under the Plan may elect that all or a specified percentage of his or her Memorandum Account balance as of any date be reinvested in the Interest Account, Company Stock Account and/or S&P Account in such proportions as elected by the Participant. This election shall be in such form as the Plan Administrator shall establish and shall comply with all requirements of Section 16(b), to the extent applicable. In no event may any reinvestment be made of any portion of a Participant’s Company Stock Account representing Phantom Stock purchased at a discount to Fair Market Value as described above prior to the earlier of (i) the expiration of a period of three years following the date on which the Phantom Stock purchased at a discount was credited to the Participant’s Company Stock Account or (ii) the date of the Participant’s retirement, death, Permanent Disability, resignation or termination of employment.”

5.    Section 7.5 of the Plan is amended, effective as of the Effective Time, to read as follows:

“7.5  Payment of Accounts. Upon retirement, death, Permanent Disability, resignation or termination of employment of a Participant who has elected to defer the payment in respect of any Units or other specified time that is elected by the Participant and acceptable to the Management Committee or the Plan Administrator, as the case may be, the employer shall pay to such Participant (or to his or her Beneficiary in case of the Participant’s death) in cash the balance credited to his or her affected Account(s) as follows:

(a)	a lump sum payment; or
(b)	in 5 consecutive substantially equal annual installments; or
(c)	in 10 consecutive substantially equal annual installments;
whichever form of payment has been elected by the Participant. If distributions are to be made in substantially equal installments, the amount of each installment payment shall be determined by dividing (i) the amount credited to the portion of the Participant’s Account to be paid in that form determined as of the valuation date before the applicable installment payment by (ii) the number of installment payments (including the applicable installment) remaining to be paid. On and after the Participant’s retirement, death, Permanent Disability, resignation or termination of employment and until the full distribution of his or her Account(s), the Participant may invest all or a specified portion of his or her Account(s) as of any date in the Interest Account, Company Stock Account and/or S&P Account in such proportions as elected by the Participant. Payment of Accounts shall commence or be made in the month following the month in which the Participant’s retirement, death, Permanent Disability, resignation or termination of employment occurs or any other specified time that is elected by the Participant and acceptable to the Management Committee or the Plan Administrator, as the case may be. In the case of distribution to a Participant in installments, payment will be made on a pro rata basis from each of the Participant’s Accounts.”

6.    Section 7 of the Plan is amended, effective as of the Effective Time, by adding the following new Section 7.8:

“7.8  Conversion of Company Stock Account. At the “Effective Time” as defined in that certain Agreement and Plan of Merger dated as of December 12, 2005 by and among the Company, ConocoPhillips and Cello Acquisition Corp., the Phantom Stock held in the Company Stock Account shall be converted in accordance with said Agreement and Plan of Merger into phantom shares of common stock of ConocoPhillips, and thereafter the term “Common Stock” for purposes of this Plan shall mean common stock of ConocoPhillips.”

7.    Section 8.10 of the Plan is amended, effective as of January 1, 2005, to read as follows:

“8.10  Termination and Amendment. Subject to Section 8.13 and the limitation set forth in the third sentence of Section 7.3, the Board or the Compensation Committee may from time to time amend, suspend or terminate the Plan, in whole or in part; provided, however, that no such action shall be allowed to impair the right of a Participant to receive payment with respect to Units that have vested as of such date without the consent of such Participant. Subject to Section 8.13 and the limitation set forth in the third sentence of Section 7.3, the Management Committee may amend the Plan, without Board or Compensation Committee approval, to ensure that the Company may obtain any regulatory approval or to accomplish any other reasonable purpose, provided that the amendments do not materially increase the cost of the Plan to the Company and its Subsidiaries, and do not substantially alter the level of benefits under the Plan or expand the classification of employees eligible to participate in the Plan. If the Plan is suspended or terminated, the Board may reinstate any or all of its provisions.”

8.    Section 8 of the Plan is amended, effective as of January 1, 2005, by adding the following new Section 8.13:

“8.13  Compliance with Code Section 409A. With respect to any deferrals under this Plan in respect of Units vesting after December 31, 2004, it is intended that this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations, guidance and transitional rules issued thereunder, and the Plan shall be interpreted and operated consistently with that intent. If the Compensation Committee shall determine, following the issuance of final regulations, that any provisions of this Plan as applicable to the portion of this Plan attributable to deferrals in respect of Units vesting after December 31, 2004, do not comply with the requirements of Section 409A of the Code, the Compensation Committee shall amend the Plan to the extent (and only to the extent) necessary (including retroactively) in order to preserve compliance with said Section 409A; provided, however, that any such amendment affecting amounts previously deferred under the Plan shall be made in a manner that preserves the economic value of such deferred amounts to the Participant.

It is intended that any amounts deferred under this Plan in respect of Units vesting prior to January 1, 2005 qualify under the grandfather provisions of Section 409A of the Code and the regulations and guidance thereunder so that such deferrals (as adjusted for earnings and losses thereon) are not subject to said Section 409A. No amendments shall be made to this Plan that would cause the loss of such grandfather protection.”